Convertible Debt Private Placement Agreement

Placement Size	**$250 million ($37.5 million overallotment option) to qualified institutional buyers under Rule 144A**
Expected Closing	**April 4, 2007**
Maturity	**April 1, 2027**
Use of Proceeds	**Repay borrowings under existing credit facility**
Noncall Period	**5 years**
Coupon	**3.50% payable semiannually**
Conversion Price	**$54.42 per share**
Structural Features	**Net Share Settlement** **Contingent Interest** **Contingent Conversion**